UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): October 1, 2007

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 City West Blvd., Suite 500 Houston, Texas	77042-2838
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01	Other Events

On September 25, 2007, RSUI Indemnity Company (“RSUI”) paid Omega Protein Corporation (the “Company”) $1,005,563 as a partial tender under the Company’s excess layer property insurance policy. In addition, on October 1, 2007, the Company and RSUI entered into a Settlement Agreement pursuant to which RSUI agreed to make an additional payment to the Company of $8,244,437 on or before October 31, 2007. Upon receipt of the additional payment, in the aggregate the Company will have received $9,250,000 from RSUI. The net proceeds to the Company after legal fees will be $6,166,666.

The above funds are in addition to the previously reported $19.75 million insurance settlement that the Company received from its primary property insurance carrier, Lexington Insurance Company.

Mutually acceptable formal settlement documents will be executed prior to the disbursement of the settlement proceeds. In connection with the settlement, the Company and RSUI will each waive and dismiss with prejudice any and all contractual and extra-contractual claims they may have had against each other in connection with all Company claims against RSUI emanating out of Hurricanes Rita and Katrina.

The above settlement concludes the previously reported litigation filed by the Company against its two property insurance carriers in the United States District Court – Western District of Louisiana. Still pending is a lawsuit that the Company filed on August 31, 2007 in District Court of Harris County, Texas, 295th Judicial District, against its prior insurance broker, Aon Risk Services of Texas, who procured the Company’s insurance policies with Lexington and RSUI. The Company’s lawsuit against Aon alleges negligent procurement, negligent misrepresentation, breach of contract and violations of Texas insurance and consumer protection laws. No trial date has yet been assigned in this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: October 1, 2007	/s/ John D. Held
John D. Held
Executive Vice President and General Counsel